EXHIBIT 99.1

CONTACT:
Christopher Payan
Chief Executive Officer
(516) 390-2134

FOR IMMEDIATE RELEASE

EMERGING VISION ENTERS DEFINITIVE

AGREEMENT TO ACQUIRE THE OPTICAL GROUP

– Transaction Expected to Double Emerging Vision’s Annual Revenue for 2nd Time in Past Year –

– Expected to be Financed Through the use of Debt –

Garden City, New York, July 3, 2007 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced that on June 29, 2007, it entered into a definitive purchase agreement to acquire all of the outstanding equity interests of The Optical Group ("TOG"), one of the leading optical group purchasing organizations in Canada. Pursuant to the terms of the agreement, the Company will pay $3.8 million CAD (approximately $3.6 million USD) in cash. The Company plans to finance this transaction solely through the use of debt.

As operator of one of the nation’s largest retail optical chains and one of the nation’s largest optical group purchasing businesses, Emerging Vision, Inc.’s (“EVI”) addition of TOG to its organization will further enhance its group purchasing business segment and EVI’s overall position within the optical industry.

Christopher Payan, Chief Executive Officer of Emerging Vision, commented "We are extremely excited about the additional value we expect our shareholders to see through this acquisition. This is highlighted by the fact that we plan to finance the entire transaction through the use of debt, thus providing no dilution to our existing shareholder base. The Optical Group is a mature, well-established business, and its operational team is focused on providing a high level of value and service to its members. It is a natural addition to our existing group purchasing business."

Emerging Vision intends to operate TOG within its group purchasing business segment, keeping the existing TOG infrastructure in place. Grant Osborne, TOG's founder and Managing Member, will remain involved to ensure a successful transition and integration. Closing of this transaction is anticipated to take place in early August 2007.

Mr. Payan concluded, “Even with the growth of popular retail brands such as ours, independent retailers still represent the largest segment of the retail optical industry. Emerging Vision continues to maintain a unique understanding of the ever-present entrepreneurial nature of this industry, and will continue to position itself as a leader both within the commercial chain store environment as well as to independent operators across North America. The Optical Group is the perfect Canadian complement to our U.S.-based Combine Buying Group. The 55 years combined experience of these group purchasing businesses, together with our own 90 years of retail optical experience, places EVI in a unique position to create an increased level of service for our customers at lower costs, all while increasing our revenues and enhancing value for our shareholders.”

About Emerging Vision

Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 160 franchised and company-owned stores located across 15 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. Additionally, the Company operates Combine Buying Group, Inc., one of the leading optical purchasing groups in the United States, which provides its members with vendor discounts on optical products. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are discussed in detail in Form 10-K for the fiscal year ended December 31, 2006. Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.